Exhibit 99.2

AGREEMENT

This Agreement is entered into as of November 27, 2009 (including the exhibit hereto, the “Agreement”), by and among Arthur D. Lipson, Robert Ferguson, Scott Franzblau, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Total Return Partners L.P., Western Investment Total Return Fund Ltd., Benchmark Plus Institutional Partners L.L.C., Benchmark Plus Partners L.L.C. and Benchmark Plus Management, L.L.C., and all of their respective directors, officers and Affiliates (as defined herein) (collectively, “Western”) and MBIA Capital /Claymore Managed Duration Investment Grade Municipal Fund (“MZF” and together with Western, the “Parties” and individually a “Party”).

WHEREAS, MZF is a closed-end management investment company registered under the Investment Company Act of 1940 Act, as amended (the “1940 Act”);

WHEREAS, Western is the beneficial owner of 1,049,101 common shares of MZF representing approximately 13.2% of the outstanding common shares of MZF;

WHEREAS, MZF has scheduled a regular annual meeting of shareholders to be held on January 29, 2010 (the “Annual Meeting”) at which the current board of trustees of MZF (the “Board of Trustees”) will nominate Ronald E. Toupin, Jr. and Kevin M. Robinson to be elected as Class II Trustees of MZF (the “MZF Trustee Slate”);

WHEREAS, Western has submitted a shareholder proposal to declassify the Board of Trustees for consideration at the Annual Meeting (the “Shareholder Proposal”) and indicated that Western intends to solicit proxies from shareholders of MZF in support of the Shareholder Proposal and in support of the election of Arthur D. Lipson or another candidate as a Class II Trustee of MZF;

WHEREAS, MZF and Western believe it is in their mutual interests for the Board of Trustees to take action to attempt to reduce the discount to net asset value at which the Fund’s common shares trade and to avoid the continued expense and inconvenience related to the Shareholder Proposal and the contested MZF Trustee Slate;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.  Support of Management Proxy Solicitation

1.1
Western represents and warrants that Western will (x) withdraw the Stockholder Proposal from consideration at the Annual Meeting; (y) appear at the Annual Meeting (or at any postponement or adjournment thereof) or otherwise cause all shares beneficially owned by Western as of the close of business on November 27, 2009 (the “Record Date”) for the Annual Meeting to be counted as present thereat for purposes of calculating a quorum; (z) vote or cause to be voted at the Annual Meeting all of the shares beneficially owned by Western as of the Record Date for the Annual Meeting (i) in favor of the MZF Trustee Slate and (ii) against any proposal made in opposition to, or in competition or inconsistent with, the MZF Trustee Slate; and (z) and generally cooperate with MZF in the approval of the MZF Trustee Slate and the rejection of the Shareholder Proposal.

Section 2.  Tenders by MZF

2.1
On the basis of the representations, warranties and agreements set forth herein and subject to performance by Western of its covenants and other obligations hereunder and the other conditions set forth herein:

(a)           MZF hereby covenants and agrees to commence a tender offer (the “Initial Tender Offer”) for up to 15% of the then outstanding common shares of MZF at a price equal to at least 98% of the net asset value of MZF’s common shares as determined as of the close of the regular trading session of the New York Stock Exchange on the date the Initial Tender Offer expires.  The Initial Tender Offer shall expire on or before March 1, 2010; provided that the Initial Tender Offer may be extended if required by law.

(b)           MZF hereby covenants and agrees to commence a tender offer (the “First Conditional Tender Offer”) for up to 5% of the then outstanding common shares of MZF at a price equal to at least 98% of the net asset value of MZF’s common shares as determined as of the close of regular trading on the New York Stock Exchange on the date the First Conditional Tender Offer expires, if during the period from March 1, 2010 through May 30, 2010 (the “First Conditional Tender Offer Test Period”), the common shares of MZF have traded at a market price (determined as of the close of regular trading on the New York Stock Exchange) that represents an average daily discount from net asset value of more than 5% during the First Conditional Tender Offer Test Period (calculated as described in Section 2.2 below).   If required to commence a tender offer pursuant to this section, MZF will commence the First Conditional Tender Offer as soon as reasonably practicable after the expiration of the First Conditional Tender Offer Test Period.

(c)           MZF hereby covenants and agrees to commence a tender offer (the “Second Conditional Tender Offer”) for up to 5% of the then outstanding common shares of MZF at a price equal to at least 98% of the net asset value of MZF’s common shares as determined as of the close of regular trading on the New York Stock Exchange on the date the Second Conditional Tender Offer expires, if during the period commencing on the sixth business day following the expiration of the First Conditional Tender Offer through August 31, 2010 (the “Second Conditional Tender Offer Test Period”), the common shares of MZF have traded at a market price (determined as of the close of regular trading on the New York Stock Exchange) that represents an average daily discount from net asset value of more than 5% during the Second Conditional Tender Offer Test Period (calculated as described in Section 2.2 below).   If required to commence a tender offer pursuant to this section, MZF will commence the Second Conditional Tender Offer as soon as reasonably practicable after the expiration of the Second Conditional Tender Offer Test Period.

(d)           MZF hereby covenants and agrees to commence a tender offer (the “Third Conditional Tender Offer”) for up to 5% of the then outstanding common shares of MZF at a price equal to at least 98% of the net asset value of MZF’s common shares as determined as of the close of regular trading on the New York Stock Exchange on the date the Third Conditional Tender Offer expires, if during the period commencing on the sixth business day following the expiration of the Second Conditional Tender Offer through November 30, 2010 (the “Third Conditional Tender Offer Test Period” and, together with the First Conditional Tender Offer Test Period and the Second Conditional Tender Offer Test Period, the “Test Periods”), the common shares of MZF have traded at a market price (determined as of the close of regular trading on the New York Stock Exchange) that represents an average daily discount from net asset value of more than 5% during the Third Conditional Tender Offer Test Period (calculated as described in Section 2.2 below).   If required to commence a tender offer pursuant to this section, MZF will commence the Third Conditional Tender Offer as soon as reasonably practicable after the expiration of the Third Conditional Tender Offer Test Period.

Each such tender offer is referred to as a “Tender” and such tender offers are collectively referred to herein as the “Tenders.”  Each Tender shall expire twenty business days following its respective date of commencement; provided that the Tender may be extended if required by law.

2.2
MZF will determine the average of MZF’s daily premium or discount to net asset value for each trading day in the applicable Test Period, by computing the simple average of all daily determinations of the differential between net asset value and the market price at which common shares of MZF trade during such Test Period.  MZF shall perform such calculations as soon as practicable after the applicable Test Period in good faith and on a consistent basis using MZF’s published daily net asset value calculations and the last sale price on the NYSE for market price on each day the NYSE is open for trading during the applicable Test Period.

2.3
If the average of MZF’s daily discount of market price to net asset value for any applicable Test Period (calculated as described in Section 2.2 above) is less than 5% during any Test Period, MZF will not be required to conduct any subsequent Tenders.  At MZF’s option, the Initial Tender Offer may accept odd-lots (below 100 common shares) in full, without proration (“Odd-Lot Tenders”), as permitted by Rule 13e-4 of the Securities Exchange Act of 1934 Act, as amended (the “1934 Act”).  Odd-Lot Tenders, however, shall not be permitted in any of the First Conditional Tender Offer, Second Conditional Tender Offer or Third Conditional Tender Offer and the common shares taken up and paid for shall be taken up and paid for as nearly as may be pro rata, disregarding fractions, according to the number of common shares tendered by each security holder during the period such Tender remains open.

2.4
Although the Board of Trustees of MZF has committed to the Tenders under the circumstances set forth above, MZF will not commence a Tender or accept tenders of MZF’s common shares during any period when (a) such transactions, if consummated, would: (i) result in the delisting of MZF’s shares from the New York Stock Exchange or (ii) impair MZF’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (which would make MZF a taxable entity, causing MZF’s income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from MZF); (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the New York Stock Exchange or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System ("NASDAQ'') National Market System, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State or (iv) limitation affecting MZF imposed by federal or state authorities on the extension of credit by lending institutions; or (c) the Board of Trustees of MZF determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to MZF or its shareholders.  MZF will commence any Tender delayed by the pendency of any of the above described events within 30 days of the termination of such delaying event.

Section 3.  Additional Agreements

3.1
Western covenants and agrees with MZF that during the period from the date of this Agreement through December 31, 2010 (the “Effective Period”) it will not, and will cause its Affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended (the “1933 Act”)) not to, directly or indirectly, alone or in concert with others, unless specifically requested in writing by the Chairman or President of MZF or by a resolution of a majority of the Board of Trustees of MZF, take any of the actions set forth below:

(a)           effect, seek, offer, engage in, propose (whether publicly or otherwise) or cause or participate in, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or participate in (other than as specifically contemplated by this Agreement) any “solicitation” of “proxies” (as such terms are defined in the rules and regulations promulgated under the 1934 Act but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”), whether or not relating to the election or removal of trustees, with respect to MZF or any action resulting in Western or any of its Affiliates becoming a “participant” in any “election contest” (as such terms are defined in the rules and regulations promulgated under the 1934 Act) with respect to MZF;

(b)           propose any matter for submission to a vote of stockholders of MZF;

(c)           except as specifically contemplated by this Agreement, grant any other proxy with respect to any securities of MZF;

(d)           except as specifically contemplated by this Agreement, form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any securities of MZF or deposit any securities of MZF in a voting trust or subject any securities of MZF to any arrangement or agreement with respect to the voting of such securities or other agreement having similar effect;

(e)           seek, alone or in concert with others, (i) to call a meeting of stockholders of MZF, (ii) representation on the Board of Trustees of MZF, (iii) the removal of any member of the Board of Trustees of MZF, or (iv) to control or influence the management or policies of MZF; or

(f)           except as specifically contemplated by this Agreement, enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

Section 4.  Press Release; Public Statements

4.1
Western and MZF agree that within one business day of the date of this Agreement, MZF will issue a press release announcing the determination of the Board of Trustees to commence the Tenders, subject to the other conditions set forth herein, and announcing the other material terms of this Agreement in substantially the form attached as Exhibit A hereto.  The Parties acknowledge and agree that this Agreement will be filed as an exhibit to an amendment to Western’s Schedule 13D.

Section 5.  Fees, Costs and Expenses

5.1	Each Party hereto will pay, or cause to be paid, its own fees, costs and expenses incident to this Agreement and the transactions contemplated herein.

Section 6.  Miscellaneous

6.1
Remedies.  Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provision hereof in any state or federal court in the State and County of New York, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.  All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

6.2
Jurisdiction; Venue; Waiver of Jury Trial.  The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in the State and County of New York for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in the State and County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each of Western and MZF waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

6.3
Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto.  This Agreement supersedes all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understanding concerning same.  No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

6.4	Section Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

6.5
Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

6.6	Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York.

6.7
Binding Effect; No Assignment.  This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto, or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.  No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Party.  Any such attempted assignment will be null and void.

6.8
Amendments; Waivers.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

6.9	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[signatures appear on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MBIA CAPITAL /CLAYMORE MANAGED DURATION INVESTMENT GRADE MUNICIPAL FUND

By:
Name:
Title:

WESTERN INVESTMENT LLC

By:
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT HEDGED PARTNERS L.P.

By:	Western Investment LLC
General Partner

By:
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT ACTIVISM PARTNERS LLC

By:	Western Investment LLC
Managing Member

By:
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.

By:	Western Investment LLC
General Partner

By:
	Name:	Arthur D. Lipson
	Title:	Managing Member

WESTERN INVESTMENT TOTAL RETURN FUND LTD.

By:	Western Investment LLC
Investment Manager

By:
	Name:	Arthur D. Lipson
	Title:	Managing Member

ARTHUR D. LIPSON

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

By:	Benchmark Plus Management, L.L.C.
Managing Member

By:
Name:
Title:

BENCHMARK PLUS PARTNERS, L.L.C.

By:	Benchmark Plus Management, L.L.C.
Managing Member

By:
Name:
Title:

BENCHMARK PLUS MANAGEMENT, L.L.C.

By:
Name:
Title:

ROBERT FERGUSON

SCOTT FRANZBLAU

Exhibit A

NEWS RELEASE	Contact: [ ]
For Immediate Release	(800) [ ]

MBIA CAPITAL /CLAYMORE MANAGED DURATION
INVESTMENT GRADE MUNICIPAL FUND

Announces Tender Offer Program

NEW YORK, NY– November [  ], 2009 – MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund (the “Fund”) (NYSE:MZF) today announced that it will commence a tender offer for up to 15% of its outstanding common shares at a price equal to at least 98% of the Fund’s net asset value (“NAV”) per share on the date the tender offer expires.   The Fund will commence the initial tender offer prior to March 1, 2010 (the “Initial Tender Offer”).   In addition, upon the occurrence of certain events as set forth below and certain other terms and conditions, the Fund’s Board of Trustees has also agreed to conduct three additional tender offers as soon as reasonably practicable after June 1, 2010, September 1, 2010 and December 1, 2010 (the “Conditional Tender Offers”).

The Fund will commence each Conditional Tender Offer for up to 5% of the then outstanding common shares of MZF at a price equal to at least 98% of the NAV of MZF’s common shares as determined as of the close of regular trading session of the New York Stock Exchange on the date such Conditional Tender Offer expires, if during approximately three calendar months prior to such Conditional Tender Offer (each a “Conditional Tender Offer Test Period”), the common shares of MZF have traded on the New York Stock Exchange at an average daily discount from NAV of more than 5% during the applicable Conditional Tender Offer Test Period.  If the average of MZF’s daily discount of market price to net asset value for each trading day in the applicable Conditional Tender Offer Test Period is less than 5% during such period, MZF will not conduct any subsequent Conditional Tender Offers.  Each Conditional Tender Offer is also subject to certain additional terms and conditions including, for example, that such Conditional Tender Offer would not constitute a breach of Board of Trustee’s fiduciary duty owed to MZF or its shareholders.

The Fund believes that conducting the tender offers at a price equal to at least 98% of NAV will accommodate the interests of shareholders who seek an opportunity to dispose of their shares as well as shareholders who desire to remain shareholders of the Fund.

The tender offers described in this announcement, including the Initial Tender Offer, have not yet commenced. Each of the tender offers will be made, and the shareholders of the Fund will be notified, in accordance with the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and other applicable rules and regulations. This announcement is not an offer to purchase or a solicitation of an offer to sell shares of the Fund.

The tender offers will be made only by an Offer to Purchase for Cash and the related Letter of Transmittal. As soon as each tender offer commences, the Fund will file a tender offer statement with respect to such tender offer with the Securities and Exchange Commission.  Shareholders should read the Offer to Purchase for Cash and the related Letter of Transmittal when it is available because it contains important information. You may obtain a tender offer statement and other filed documents for free at the Securities and Exchange Commission 's web site (www.sec.gov), by calling the Fund at 800-345-7999 or by writing the Fund at Claymore Securities, Inc., 2455 Corporate West Drive, Lisle, Illinois 60532, 800-345-7999.

MBIA Capital Management Corp. is the Fund's Investment Adviser. Based in Armonk, NY, MBIA specializes in the management of fixed-income securities, with $43 billion in fixed-income assets under management as of September 30, 2009. Founded in 1994, MBIA Capital Management Corp. maintains a particular expertise in investment-grade municipal bond investing, and is a wholly-owned subsidiary of MBIA Inc.

Claymore Securities, Inc. is a privately-held financial services company offering unique investment solutions for financial advisors and their valued clients. Claymore entities have provided supervision, management or servicing on approximately $13.3 billion in assets, as of September 30, 2009. Claymore currently offers closed-end funds, unit investment trusts and exchange-traded funds. To learn more about Claymore’s closed-end funds, please visit www.claymore.com/cef. Registered investment products are sold by prospectus only and investors should read the prospectus carefully before investing.

This information does not represent an offer to sell securities of the Fund and it is not soliciting an offer to buy securities of the Fund. There can be no assurance that the Fund will achieve its investment objectives. The net asset value of the Fund will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Fund is subject to certain risks and other considerations. Such risks and considerations include, but are not limited to: Liquidity and Market Price of Shares Risk; Market Risk and Selection Risk; Municipal Bond Market Risk; Interest Rate and Credit Risk; Call and Redemption Risk; Private Activity Bonds Risk; Risks of Tobacco-Related Municipal Bonds; Leverage Risk; Inflation Risk; Auction-Market Preferred Shares Risk; Portfolio Strategies Risk; Derivatives Risk; Affiliated Insurers Risk; Anti-Takeover Provisions; and Market Disruption.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Fund carefully before they invest. For this and more information, please contact a securities representative or Claymore Securities, Inc., 2455 Corporate West Drive, Lisle, Illinois 60532, 800-345-7999.

Press & Analyst Inquiries:
William T. Korver
Claymore Securities, Inc.
cefs@claymore.com
630-505-3700

Member FINRA/SIPC 10/09

NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE